                                                                  EXHIBIT (12)-3

                        CONSTELLATION ENERGY CORPORATION

          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED
           CHARGES AND PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                              12 MONTHS ENDED
                                                    --------------------------------------------------------------------
                                                      DECEMBER      DECEMBER      DECEMBER      DECEMBER      DECEMBER
                                                        1995          1994          1993          1992          1991
                                                    ------------  ------------  ------------  ------------  ------------
                                                                           (THOUSANDS OF DOLLARS)
Net Income........................................  $    432,398  $    550,779  $    551,445  $    465,107  $    443,845
Taxes on Income...................................       216,119       250,655       202,978       185,475       168,778
                                                    ------------  ------------  ------------  ------------  ------------
Adjusted Net Income...............................  $    648,517  $    801,434  $    754,423  $    650,582  $    612,623
                                                    ------------  ------------  ------------  ------------  ------------

Fixed Charges:
  Interest and Amortization of Debt Discount and
   Expense and Premium on all Indebtedness........  $    444,861  $    428,199  $    418,668  $    425,101  $    432,397
  Capitalized Interest............................        15,579        12,948        18,226        16,000        27,495
  Interest Factor in Rentals......................        28,784        11,948        11,401         8,632         7,881
                                                    ------------  ------------  ------------  ------------  ------------
  Total Fixed Charges.............................  $    489,224  $    453,095  $    448,295  $    449,733  $    467,773
                                                    ------------  ------------  ------------  ------------  ------------

Preferred and Preference
  Dividend Requirements:
  Preferred and Preference Dividends..............  $     57,429  $     56,359  $     58,094  $     56,639  $     55,044
  Income Tax Required.............................        28,185        25,813        22,989        22,486        20,589
                                                    ------------  ------------  ------------  ------------  ------------
  Total Preferred and Preference Dividend
   Requirements...................................  $     85,614  $     82,172  $     81,083  $     79,125  $     75,633
                                                    ------------  ------------  ------------  ------------  ------------

Total Fixed Charges and Preferred and Preference
 Dividend Requirements............................  $    574,838  $    535,267  $    529,378  $    528,858  $    543,406
                                                    ------------  ------------  ------------  ------------  ------------
                                                    ------------  ------------  ------------  ------------  ------------
Earnings (1)......................................  $  1,122,162  $  1,241,581  $  1,184,492  $  1,084,315  $  1,052,901
                                                    ------------  ------------  ------------  ------------  ------------
                                                    ------------  ------------  ------------  ------------  ------------

Ratio of Earnings to Fixed
 Charges..........................................          2.29          2.74          2.64          2.41          2.25
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 and Preference Dividend
 Requirements.....................................          1.95          2.32          2.24          2.05          1.94


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(1) Earnings  consist of adjusted  net income and  total fixed charges excluding capitalized interest.